Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Valaris plc:

We consent to the incorporation by reference in the registration statement (Nos. 333-230813, 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588, 333-218250, 333-220859 and 333-225151) on Form S-8 and (No. 333-221706) on Form S-3 of Valaris plc of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Valaris plc and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, and cash flows for each of the years in the three-year period ending December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Valaris plc.

Our report dated February 21, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019 contains an explanatory paragraph that states the Company acquired Rowan Companies plc during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Rowan Companies plc’s internal control over financial reporting associated with total revenues of $135.0 million and total expenses of $259.0 million included in the consolidated financial statements of the Company for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Rowan Companies plc.

/s/ KPMG LLP
Houston, Texas
February 21, 2020